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                                                                     Exhibit 8.2

                                Form of Opinion
                             of Irell & Manella LLP


                                                              ____________, 1999



Forte Software, Inc.
1800 Harrison Street
Oakland, California 94612

Gentlemen:

     We have acted as counsel for Forte Software, Inc., a Delaware corporation ("Company"), in connection with the preparation, execution, and delivery of the Agreement and Plan of Reorganization (the "Agreement"), dated as of August 23, 1999, by and among Sun Microsystems, Inc., a Delaware corporation ("Parent"), Flintstone Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub") (Company, Parent, and Merger Sub are referred to collectively as the "Parties"), and certain documents related or incidental thereto and transactions to be effected thereunder. You have requested our opinion concerning certain United States federal income tax consequences of the statutory merger (the "Merger") of Merger Sub, with and into Company pursuant to the Agreement. Capitalized terms not defined herein have the meanings specified in the Agreement.

     In connection with this opinion, we have reviewed such documents as we have found necessary or appropriate, including, without limitation, the Agreement, the S-4, and related documents pertaining to the Merger. In expressing our opinion, we are relying upon, and the opinion stated in this letter is expressly based upon, the information and representations contained in the documents provided to us by the Parties and the information and representations provided in our discussions with representatives of the Parties. Certain of the representations of the Parties are set forth in the Officer's Certificates for Parent and Merger Sub, and Company (the "Officer's Certificates"), which are appended hereto as Exhibits A and B, respectively. We assume (without any independent investigation), and have relied on the assumptions, that the Officer's Certificates have been executed by appropriate officers of Parent, Merger Sub, and Company and that such Officer's Certificates will be true and correct at the time the Merger becomes effective. We assume that the documents and information provided to us present an accurate and complete description of all of the facts relevant to the Merger. Finally, we assume that the Merger will be reported by each of Parent and Company on their respective federal income tax returns in a manner consistent with the opinion set forth below.

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Forte Software, Inc.
September __, 1999
Page 2


     Based upon the foregoing, and assuming that the transactions contemplated by the documents referred to above are consummated in accordance with their terms, we are of the opinion that, subject to all the qualifications, limitations, and assumptions set forth herein, the Merger will constitute a "reorganization" for federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). We express no opinion as to any compensation income that might be realized by any stockholders and option holders of Company, whether vested or unvested, as a consequence of the Merger.

     In expressing this opinion, we mean that, if the IRS were to assert a position contrary to the conclusions described herein, the conclusions described herein, if properly presented to a court, should prevail. The IRS may take positions contrary to the conclusions expressed herein, including contrary positions as to the applicable facts, and there is a risk that such positions might ultimately be sustained by the courts. Our opinion is not binding on the IRS or the courts. It merely represents our best judgment and thus should not be construed as a guarantee of ultimate results.

     The opinion set forth herein is based on our interpretation of the applicable provisions of the Code, the Income Tax Regulations promulgated thereunder (the "Regulations"), and administrative and judicial interpretations of the Code and the Regulations, all as currently in effect. Any or all of these could change, and any such change could require a conclusion or conclusions different from the opinion expressed herein. We do not undertake to advise you as to any future changes in the Code, the Regulations, or administrative or judicial interpretations of either that may affect our opinion unless we are specifically retained to do so.

     This opinion is being delivered to you in our capacity as counsel for Company and is being delivered to you for the purposes of satisfying the requirements of Section 6.1(d) of the Agreement. This opinion is solely for the benefit of Company and may not be used or relied upon by any other person.

                                       Very truly yours,



                                       IRELL & MANELLA LLP